  EXHIBIT 10.2

HS CONTRARIAN INVESTMENTS, LLC
68 Fiesta Way
Fort Lauderdale, FL 33301

May 18, 2017

MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Rd., Suite 400
San Diego, CA 92121
Attn: J. David Hansen

Re: Consent to 2017 Offering

Dear Mr. Hansen:

Reference is made to the following: (i) that Letter Agreement dated August 16, 2016 (hereinafter referred to as the “August 2016 Letter Agreement”) by and among MabVax Therapeutics Holdings, Inc. (the “Company”) and the undersigned lead investor in the Company’s public offering that closed in August 2016 (the “2016 Public Offering”), (ii) the consent dated March 10, 2017 (the “March 2017 Consent”), and (iii) the second letter agreement dated May 15, 2017 attached hereto as Exhibit A (the “May 2017 Letter Agreement”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the August 2016 Letter Agreement.

On February 10, 2017, the Company filed a Registration Statement on Form S-1 (File No. 333-216016), as amended (the “Registration Statement”) pursuant to which the Company had undertaken to consummate a public offering of up to $10 million of its securities. On May 12, 2017, the Registration Statement amount was amended by Amendment No. 6 to an amount of $5.085 million, and on May 15, 2017, an Underwriting Agreement for an offering of $4.1 million (the “2017 Offering”) was executed with Laidlaw & Co. (UK) Ltd. as lead underwriter, as described in the prospectus dated May 16, 2017 filed with the SEC under Rule 424B4 (the “Prospectus”) promulgated under the Securities Act of 1933, as amended (the “Act”).

The undersigned has reviewed the Prospectus. Pursuant to Paragraph A of the August 2016 Letter Agreement, the undersigned hereby consents to the 2017 Offering and the transactions contemplated by the Prospectus (the “Consent”).

In consideration for the Consent to the 2017 Offering, upon closing thereof pursuant to the Prospectus, the Company shall issue to the undersigned and certain investors in the 2016 Public Offering (the “August 2016 Investors”) 2,610,000 shares (the “Inducement Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), provided, however, that any August 2016 Investor who beneficially owns or as a result of any purchases in the Offering or issuances of the Inducement Shares or otherwise will beneficially own 5% or more of the Common Stock of the Company, may elect to receive shares of the Company’s preferred stock containing “beneficial ownership blocker” provisions and a liquidation preference equal to the par value thereof (the “Inducement Preferred Shares”) to be issued by the Company convertible into the pro rata portion of the Inducement Shares such August 2016 Investor would otherwise receive. The Company shall issue the Inducement Shares and Inducement Preferred Shares as restricted securities, unless in the opinion of counsel to the Company such shares are deemed to be registered under the Act and if not so registered shall within 30 days of issuance file a registration statement under the Act with respect to the Inducement Shares and the Common Stock underlying the Inducement Preferred Shares, and shall issue such shares within five (5) business days of closing of the 2017 Offering during which time any August 2016 Investor may instruct the Company to issue Inducement Preferred Shares. No Inducement Shares and no Inducement Preferred Shares shall be required to be issued or issued to any August 2016 Investor who in connection with the 2017 Offering does not invest at least 50% of the of such investor made in the August 2016 Offering and holds on the date of the Prospectus 100% of the shares of common stock or Series F Preferred Stock acquired (the “Minimum Required Investment”). August 2016 Investors shall be entitled to receive their pro rata share of 2,610,000 Inducement Shares, as provided above, and the undersigned consenting investor shall receive 290,000 Inducement Shares, in addition to any pro rata shares.

In the event the August 2016 Investors elect to receive Inducement Preferred Shares, the Inducement Preferred Shares shall be entitled to a per share preferential payment equal to the par value of $0.01 per share. In the event of a liquidation, dissolution or winding up of the Company, each share of Inducement Preferred Shares will be entitled to a per share preferential payment equal to the par value of $0.01 per share. Additionally, any August 2016 Investor as a condition of receiving Inducement Shares or Inducement Preferred Shares shall be required to consent to the cancellation of all warrants issued in connection with the August 2016 Offering which warrants are presently exercisable at a price of $5.55 and $6.29, respectively.

In consideration for the Consent to the 2017 Offering, upon closing thereof pursuant to the Prospectus provided investors in the Company’s April 2015 financing (the “April 2015 Financing”) invest at least 25% of the amount of such investor’s investment in the April 2015 Financing made in the August 2016 Offering and holds on the date of the Prospectus 100% of the shares of common stock or Series E Preferred Stock acquired (the “2015 Minimum Required Investment”) then the exercise price of all warrants to purchase common stock currently exercisable at $11.10 per share, shall be reduced to $2.00 per share, provided however, such April 2015 Financing Investor shall be required to consent to elimination of any right to cashless exercise of such warrants and that such warrants shall require immediate payment in cash upon the exercise thereof (the “Inducement Amended Warrants”). To the extent there is less than 100% participation, the number of warrants offered for repricing, or number of shares to be issued as part of the Additional Issuance would be reduced pro rata. The Company shall issue the Inducement Amended Warrants and Common Stock issuable thereunder as restricted securities, unless in the opinion of counsel to the Company such shares are deemed to be registered under the Act and if not so registered shall within 30 days of issuance file a registration statement under the Act with respect to the Common Stock underlying the Inducement Amendment Warrants, and shall issue such Inducement Amended Warrants within five (5) business days of closing of the 2017 Offering.

Each investor will be required to present suitable evidence of the ownership to the Company in accordance with the foregoing.

Notwithstanding anything herein to the contrary, in the event the 2017 Offering does not close prior to June 1, 2017, this Consent and the agreements hereunder shall be null and void.

Upon closing of the 2017 Offering, rights to consent under the August 2016 Letter Agreement and the March 2017 Consent (and any restrictions on the Company contained therein) shall terminate and be of no force and effect, provided however, the undersigned shall have the right to approve future (i) issuances of the Company’s securities, (ii) equity or debt financings and (iii) sales of any development product assets currently held by the Company, subject to certain exceptions, if such securities are sold at price below $2.50 per share and for as long as the undersigned holds 50% or more of the shares of Series G Preferred Stock purchased by the undersigned in the 2017 Offering. In addition, each of the matters set forth in the May 2017 Letter Agreement, shall be enforceable by the undersigned and continue in full force and effect following closing of the 2017 Offering.

Sincerely, HS Contrarian Investments, LLC By: /s/ John Stetson Name: John Stetson Title: Manager

Exhibit A

MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Rd., Suite 400
San Diego, CA 92121
Phone: (858) 259-9405

  May 15, 2017

HS Contrarian Investments, LLC
68 Fiesta Way
Fort Lauderdale, FL 33301
Attn: John Stetson

Re: Letter Agreement

Dear Mr. Stetson,

MabVax Therapeutics Holdings, Inc. (the “Company”) and HS Contrarian Investments, LLC (“HSCI”) hereby agree pursuant to this agreement (this “Letter Agreement”) that:

A.
Financing.

HSCI shall lead a financing of $4,000,000 at $1.75 per share of common stock (or shares of the Company’s Series G Convertible Preferred Stock (“Series G Preferred Stock”), as HSCI may elect, so as not to own in excess of 4.9% but otherwise equivalent to common stock) in the Company’s May 2017 public offering (the “Offering”). The stock shall be fully registered on Form S-1.

$500,000 of the funds will be held in escrow and released to one or more investor relations services acceptable to the Company following the closing of the Offering.

B.
Consent to Future Financings.
HSCI shall have the right to approve future (i) issuances of the Company’s securities, (ii) equity or debt financings and (iii) sales of any development product assets currently held by the Company, subject to certain exceptions, if such securities are sold at price below $2.50 per share and for as long as HSCI holds 50% or more of the shares of Series G Preferred Stock purchased by HSCI in the Offering.

C.
Ratchet Provision.

HSCI and each investor in the Company’s 2016 public offering (the “August 2016 Investors”), upon receipt of suitable evidence of such ownership acceptable to the Company and an investment into the Offering of at least 50% of their August 2016 investment, shall be entitled to receive their pro rata share of 2.9 million shares, after HSCI receives the first 10%. The Company shall issue the additional shares within three (3) trading days’ of closing the Offering.

D.
Warrant Cancellation.

The August 2016 Investors who still hold 100% of their shares from the 2016 public offering and make an investment into the Offering of at least 50% of their August 2016 investment, will have their outstanding warrants, exercisable at a price of $5.55 and $6.29, respectively, from the August 2016 public offering, cancelled.

E.
August 2015 Investors.

Investors in the Company’s 2015 private offering that invest at least 25% of their original investment from the April 2015 financing and still hold 100% of their common stock or Series E preferred stock from the April 2015 financing, will have their up to 805,361 warrants to purchase common stock at $11.10 per share, which were issued in that financing, reduced to $2.00 per share and the cashless exercise provision shall be removed. To the extent there is less than 100% participation, the number of warrants offered for repricing would be reduced pro rata.

F.
Board of Directors.

The Company shall nominate one candidate to the Board of Directors of the Company prior to December 31, 2017. Such candidate shall be presented to and acceptable to HSCI prior to appointment. Two current Board of Directors members shall resign.

G.
Executive Hire.

The Company shall hire a new executive officer in a leadership role with a C-Level title by July 15, 2017.

H.
Executive & Board Compensation.

The Company shall issue an aggregate of 1,050,000 options (50,000 to Phil Livingston and 500,000 to each of J. David Hansen and Jeffrey Ravetch), at a price not less than $2.00 per share. Each member of the Board of Directors (not including Mr. Hansen and Mr. Ravetch) shall receive 50,000 options at the current market price in connection with the Offering. The options shall be issued pursuant to the Company’s option plan and are subject to the requisite approvals and subject to availability under the plan. To the extent the Company needs to increase the number of shares available under such plan, the Company will need the approval of the Board of Directors and stockholders. The Company shall also waive all board fees for 2017.

I.
Miscellaneous

The rights herein are specific to HSCI, and may only be exercised by the managing partner/president of HSCI which is John Stetson.  Such rights shall not be assigned or transferred to or assumed by any other party or individual, voluntarily or by operation of law, and any such purported assignment, transfer or assumption shall be void and of no force or effect.

This Letter Agreement shall be governed by the laws of the state of New York, without giving effect to any conflict of laws provision, and may not be amended other than through a written agreement executed by the Company and HSCI.

As used herein, “HSCI” shall mean any person or entity controlled by, in control of, or in common control with John Stetson.

 MabVax Therapeutics Holdings, Inc.

By: /s/ J. David Hansen
Name: J. David Hansen
Title:  President and Chief Executive Officer
HS Contrarian Investments LLC

By:  /s/ John Stetson
Name:  John Stetson
Title:   Manager